UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 21, 2020

Crescent Capital BDC, Inc.

(Exact name of registrant as specified in its charter)

Maryland	814-01132	47-3162282
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11100 Santa Monica Blvd., Suite 2000, Los Angeles, CA		90025
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 235-5900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	CCAP	The Nasdaq Stock Market LLC

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of class)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

Proposed Strategic Transaction

On October 21, 2020, Crescent Capital Group LP (“Crescent”) entered into a definitive agreement with Sun Life Financial Inc. (together with its subsidiaries and joint ventures, “Sun Life”), whereby (i) Sun Life would acquire a majority interest in Crescent and receive a call option to acquire the remaining interest in Crescent approximately five years from consummation of the transaction, and (ii) if Sun Life does not exercise such call option, Crescent holders will for 90 days thereafter have a put option to sell all (but not less than all) of their remaining interests to Sun Life (the “Transaction”). Consummation of the Transaction will result in Sun Life having at least a majority indirect ownership interest in Crescent Capital Advisors, LLC (the “Advisor”), the investment advisor of Crescent Capital BDC, Inc. (the “Company”). Upon consummation of the Transaction, key senior management of Crescent are expected to continue to operate in the same professional capacity as prior to the Transaction. Additionally, Sun Life has advised Crescent that it intends to purchase up to $10 million of the Company’s common stock over time following the consummation of the Transaction. The timing, manner, price and amount of any share purchases will be determined by Sun Life, in its discretion, based upon the evaluation of economic and market conditions, stock price, applicable legal and regulatory requirements and other factors. Sun Life is not required to purchase any specific number of shares and we cannot assure you that any shares will be purchased by Sun Life.

If the Transaction is consummated, it will result in a change of control of Crescent, which will result in an assignment of the current investment advisory agreement between the Company and the Advisor under the Investment Company Act of 1940. As a result, the current investment advisory agreement will terminate upon completion of the Transaction, and the Company’s stockholders will be asked to approve a new investment advisory agreement between the Company and the Advisor (the “Stockholder Approval”). All terms are expected to remain unchanged from the current investment advisory agreement, except with respect to the initial term of the agreement. The consummation of the Transaction is expected to occur in late 2020 and is subject to customary closing conditions and the receipt of any required regulatory approvals.

The Advisor and Sun Life issued a joint press release regarding the Transaction, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Additionally, an investor presentation has been posted to the Company’s website, which representatives of the Company intend to use in discussion with certain parties. A copy of this presentation is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information disclosed under this Item 8.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Forward Looking Statements

The statements in this Current Report on Form 8-K that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “seeks,” “strives,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” “should,” “targets,” “projects,” and variations of these words identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors, some of which are beyond our control and difficult to predict, that might cause such differences include, but are not limited to, the factors included in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2019, and the Company’s latest Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated as of October 21, 2020

99.2	Investor Relations Presentation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT CAPITAL, BDC, INC.

Date: October 21, 2020	By:	/s/ Gerhard Lombard
	Name:	Gerhard Lombard
	Title:	Chief Financial Officer